EXHIBIT 10.59

EMPLOYMENT AGREEMENT

THIS AGREEMENT dated January 1, 2003 by and between MEDTOX Scientific, Inc., a corporation (the “Company”) and Richard J. Braun a resident of Minnesota (“Executive”).

WHEREAS, the Company desires to employ Executive upon and subject to the terms and conditions set forth in this agreement, and Executive desires to render services for the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the premises and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:

1.                                       Definitions.  The following defined terms have the respective meanings described below:

1.1                                 Change in Control.  A “Change in Control” of the Company shall mean any of the following:

(a)                                  a change in control of a nature that would be required to be reported in response to Item 6(c) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement; or

(b)                                 a merger or consolidation to which the Company is a party if, following the effective date of such merger or consolidation, the individuals and entities who were shareholders of the Company prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of less than fifty percent (50%) of the combined voting power of the surviving corporation following the effective date of such merger or consolidation; or

(c)                                  when, during any period of twenty-four (24) consecutive months during the term of this Agreement, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such twenty-four (24) month period shall be deemed to have satisfied such twenty-four (24) month requirement, and be an Incumbent Director, if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually, because they were directors at the beginning of such twenty-four (24) month period, or by prior operation of this Section.

1.2                                 Potential Change in Control.  A “Potential Change in Control” of the Company shall be deemed to have occurred if:

(a)                                  the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(b)                                 any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control;

(c)                                  any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing ten percent (10%) or more of the combined voting power of the Company’s then outstanding securities; or

(d)                                 the Board adopts a resolution to the effect that, for the purposes of this Agreement, a “Potential Change in Control” of the Company has occurred.

1.3                                 Cause.  Termination by the Company of the Executive’s employment for “Cause” shall mean termination upon:

(a)                                  the willful and continued failure by the Executive to substantially perform an Executive’s duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Company’s Board of Directors, which demand specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive’s duties; or

(b)                                 the willful engaging by the Executive in conduct, which is demonstrably and materially injurious to the Company, monetarily or otherwise.

For purposes of this Section 1.3, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.

1.4                                 Company. The term “Company” means MEDTOX Scientific. Inc. and any successors and assigns of the Company.

2.                                       Employment.  The Company hereby employs Executive as Chairman, Chief Executive Officer and President, and Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this agreement.

3.                                       Term of Employment.  The term of Executive’s employment hereunder (“Term of Employment”) shall commence on the date hereof and shall continue for a one-year period ending on December 31, 2003 (unless earlier terminated in accordance with the provisions of Section 12 of this agreement). The Term of Employment shall be automatically extended by successive 12-month terms thereafter.

4.                                       Position and Duties

4.1                                 Service with Company.  During his Term of Employment, Executive agrees to perform such reasonable employment duties, consistent with the terms of this agreement, as the Board of Directors of the Company shall assign to him from time to time, Such duties and employment responsibilities shall be performed in accordance with the Company’s rules, regulations and instructions now in force or which may be adopted by the Company in the future. During the Executive’s Term of Employment, the Board of Directors shall nominate and recommend to shareholders the election of, and vote all shareholder proxies in favor of, Executive’s election to the Company’s Board of Directors.

4.2                                 Performance of Duties. During his Term of Employment, the Executive agrees to serve the Company exclusively and to the best of his ability. The Executive shall have active involvement and be fully committed to the business and affairs of the Company, and shall devote one hundred percent of his business time to the affairs of the Company, except for (i) vacations and excused leaves of absence as permitted in accordance with Company policy; (ii) service on the Boards of Directors of other companies at the discretion of the Company’s Board of Directors; (iii) service on the Boards of Directors of not- for-profit entities without approval of the Company’s Board of Directors; and (iv) a reasonable amount of time during the business day to handle his personal affairs. Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this agreement and that during his Term of Employment, except as provided herein, he will not render or perform services for any other corporation, entity or person, nor will he become involved in the operations or management of any other commercial corporation, firm, entity or person.

5.                                       Compensation.

5.1                                 Base Salary. Initial base compensation for all services to be rendered by the Executive under this agreement during the Term of Employment, shall be an annual base salary of $300,000 per year, which salary shall be paid in accordance with the Company’s normal payroll procedures and policies. This base salary will be reviewed annually.

5.2                                 Annual Bonus Plan. Executive shall participate in the MEDTOX Scientific, Inc. Executive Incentive Compensation Plan. The Plan is composed of annual restricted stock grants equal to 25% of base salary and a targeted bonus equal to 50% of base salary. The Plan is incorporated herein by reference.

5.3                                 Benefits. Executive shall be entitled to such Company-sponsored benefits as are provided to executive employees of the Company, subject to the terms and conditions of the applicable policies and/or plans. Executive shall be entitled to the specific additional benefits enumerated in Attachment 1 to this Agreement.

5.4                                 Restricted Stock and Stock Options Executive may be entitled to additional grants of restricted stock and stock options as determined in the discretion of the Compensation Committee and the Board of Directors.

6.                                       Executive’s Agreement to Continue Employment for Six (6) Months. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control of the Company occurring during the Term of Employment, if so requested by the Company, Executive will remain in the employ of the Company for a period of six (6) months after the occurrence of such Potential Change in Control of the Company. If more than one “Potential Change in Control” occurs during the Term of Employment, the provisions of this Section 6 shall be applicable to each “Potential Change of Control” occurring prior to the occurrence of a Change in Control.

7.                                       Severance Payments. If during the Term of Employment, (i) whether or not a Change in Control or Potential Change in Control has occurred, the Company terminates the employment of Executive other than for Cause, (ii) a Change in Control or Potential Change in Control has occurred and Executive has complied with Section 6 of this Agreement, or (iii) the Executive’s duties, responsibilities or authority (including status, office, title, reporting relationships or working conditions) have been materially altered from those in effect on the date of this Agreement, (iv) the Executive has been required to relocate to an office or related entity more than fifty (50) miles from the office where Executive was located on the date hereof, or (v) the Company has breached any of its obligations under this Agreement, then, in any such event (at the Executive’s option in the case of any event described in clause (ii) through (v) above), the Executive’s employment hereunder shall cease and Executive shall be entitled to the following benefits:

(a)                                  the Company will pay to Executive the Executive’s then current base salary for the twelve (12) month period following the date of such termination subject to applicable withholdings and in accordance with the regular payroll practices of the Company and the Company will also pay the annual restricted stock grant and target bonus described in Section 5.2 for the twelve (12) month period following the date of such termination, except that in the case of a Change in Control, Potential Change in Control, or termination under Section 12.1(b) the payment period for salary continuation, stock grant and bonus will be twenty-four (24) months, and

(b)                                 continuous coverage, at the Company’s expense, under any group health plan and other benefits described in Section 5.3 maintained by or on behalf of the Company, in which Executive participated as of the Date of Termination, for the twelve (12) month period following the date of termination, except that in the case of Change in Control, Potential Change in Control or termination under Section 12.1(b) coverage will be for twenty-four (24) months following the date of termination, and

(c)                                  continued participation in the Annual Bonus Plan referenced in Section 5.2, on a pro rata basis for the calendar year in which termination under Sections 7 or 12.1(b) occurs.

Executive’s right to continued coverage under this section shall in no way reduce or limit any continuation coverage under such group health plan to which Executive or any of Executive’s qualified beneficiaries are entitled under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or Minnesota Statutes §§ 61A.092 and 62A.17 et seq. This extension of coverage, however, shall be coordinated with, and shall be provided concurrently with, any benefits or continuation rights otherwise available to Executive and Executive’s eligible dependents under state or federal continuation of coverage statutes, including but not limited to, Minnesota Statutes §§ 61A.092 and 62A.17 et seq. and the federal Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Accordingly, within ten (10) days after the date of termination, Executive and Executive’s dependents who are eligible for such statutory continuation rights shall complete all forms and papers necessary and customary to elect such continuation coverage. The Parties expressly agree that the extension of benefits provided for by this Agreement is not intended to create a retiree health plan covering any other employees. In all other respects, the payment of benefits, including the amounts and timing thereof, to Executive and Executive’s eligible dependents will be governed by the terms of applicable employee benefit plans for which Executive and Executive’s dependents are eligible. The Company will answer any reasonable questions that Executive may have from time to time and will offer him the same assistance given other participants in employee benefit plans so long as Executive is entitled to benefits as provided herein or under the terms of those plans.

Nothing in this Agreement, including the Severance Payments described in this Section 7, shall in any way be construed to extend the period of Executive’s employment with the Company.

8.                                       Confidential Information. Except as permitted or directed by the Company’s Board of Directors, during the term of this Agreement or at any time thereafter Executive shall not divulge, furnish or make accessible to anyone or use in any way (other than in the of the business of the Company) any confidential or secret knowledge or information of the Company which Executive has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the period of his employment by the Company (including employment by the Company or any affiliated companies prior to the date of this agreement), whether developed by himself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company, Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company and its predecessors, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the term of this agreement, Executive will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this agreement by Executive. It is hereby acknowledged that it is not the intention of the forgoing provisions to preclude the Executive from securing gainful employment with subsequent employers who are not competitors of the Company or who would otherwise have no reasonable commercial use of the above described knowledge or information, but only to protect the Company’s legitimate proprietary information or knowledge.

9.                                       Ventures. If, during the term of this Agreement, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in such project, program or venture shall belong to the Company. Except as formally approved by the Company’s Board of Directors, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the salary or other compensation to be paid to Executive as provided in this Agreement.

10.                                 Noncompetition Covenant.

10.1                           Agreement Not to Compete. Executive agrees that, during his Term of Employment with the Company and for a period of twelve (12) months after the termination of such employment (whether such termination is with or without Cause, or whether such termination is occasioned by Executive or the Company), he shall not, directly or indirectly, engage in competition with the Company in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, employee, or otherwise) in any phase of the business which the Company is conducting during the term of this Agreement. In addition, during this same twelve (12) month period following Executive’s Term of Employment, Executive shall not solicit or otherwise encourage any third party or representative thereof, who was at the end of Executive’s Term of Employment, a customer of the Company, for the purpose of causing such customer or customers to purchase, lease or otherwise use any product or service offered by Executive or any organization with which Executive is affiliated. Nor during this same twelve (12) month period shall Executive solicit or otherwise encourage any employee of the Company to leave the employ of the Company for any reason.

10.2                           Geographic Extent of Covenant. The obligations of Executive under Section 10.1 shall apply to any geographic area in which the Company:

(a)                                  has engaged in business during the term of this agreement through production, promotional, sales or marketing activity, or otherwise, or

(b)                                 has otherwise established its goodwill, business reputation, or any customer or supplier relations.

10.3                           Limitation on Covenant. Ownership by Executive, as a passive investment, of less than five percent (5%) of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 10.

10.4                           Indirect Competition. Executive further agrees that, during his Term of Employment and within twelve (12) months thereafter, he will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 10 if such activity were carried out by Executive, either directly or indirectly, and in particular Executive agrees that he will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

11.                                 Patent, Copyrights and Related Matters.

11.1                           Disclosure and Assignment. Executive will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device design, apparatus, practice, process, method or product, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Executive, either solely or in collaboration with others, during the term of this agreement, or within six months thereafter, whether or not during regular working hours, relating to any phase of the business of the Company conducted at such time (hereinafter referred to as “Developments”). Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all of said Developments are the property of the Company and hereby assigns and agrees to assign to the Company and all of the Executive’s right, title and interest in and to any and all of such Developments.

11.2                           Future Developments. As to any future Developments made by Executive and which are first conceived or reduced to practice during the term of Executive’s employment, or within six months thereafter, but which are claimed for any reason to belong to an entity or person other than the Company, Executive will promptly disclose the same in writing to the Company and shall not disclose the same to others if the Company, within ninety (90) days thereafter, shall claim ownership of such Developments under the terms of this agreement. If the Company makes such claim, Executive agrees that, insofar as the rights (if any) of Executive are involved, it will be settled by arbitration in accordance with the rules of the American Arbitration Association. The locale of the arbitration shall be Minneapolis, Minnesota (or other locale convenient to the Company’s principal executive offices). If the Company makes no such claim, Executive hereby acknowledges that the Company has made no promise to receive and hold in confidence any such information disclosed by Executive.

11.3                           Limitation on Sections 11.1 and 11.2. The provisions of sections 11.1 and 11.2 shall not apply to any Development meeting the following conditions:

(a)                                  such Development was developed entirely on Executive’s own time; and

(b)                                 such Development was made without the use of any Company equipment, supplies, facility or trade secret information; and

(c)                                  such Development does not relate (i) directly to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development.

11.4                           Executive Assistance. Executive agrees to assist Company in obtaining patents or copyrights on any Developments assigned to the Company that the Company, in its sole discretion, seeks to patent or copyright. Executive also agrees to sign all documents and do all things deemed necessary by Company to obtain and/or maintain such patents or copyrights, to assign them to Company, and to protect them against infringement. The obligations of this Section 11 are continuing and shall survive the termination of Executive’s employment with Company.

11.5                           Appointment of Agent. Executive irrevocably appoints the Chief Financial Officer of the Company to act as Executive’s agent and attorney in fact to perform all acts necessary to obtain and/or maintain patents or copyrights to any Developments assigned by Executive to the Company under this Agreement if (i) Executive refuses to perform those acts or (ii) is unavailable, within the meaning of the United States patent and copyright laws. Executive acknowledges that the grant of the foregoing power of attorney is coupled with an interest and shall survive the death or disability of Executive and the termination of Executive’s employment with the Company,

11.6                           Notice and Acknowledgment. Executive acknowledges that this section of this Agreement does not apply to a Development for which there was no equipment, supplies, facilities or trade secret information of the Company used and which was developed entirely on Executive’s own time, and which does not relate directly to the business of the Company or the Company’s actual or demonstrably anticipated research or development, or which does not result from any work performed by Executive for the Company.

12.                                 Termination.

12.1                           Grounds for Termination. This agreement shall be terminated under the following circumstances:

(a)                                  By mutual agreement of Executive and the Company;

(b)                                 Immediately upon the death of Executive;

(c)                                  Upon delivery by Executive of a notice of termination to the Company, in which event this agreement shall be terminated sixty (60) days after receipt of such notice;

(d)                                 At Executive’s option, upon the occurrence of any of the events set forth in clauses (ii) through (v) of the first paragraph of Section 7;

(e)                                  At Company’s option upon the occurrence of an event constituting “Cause” as defined in Section 1.3.

Notwithstanding any termination of this agreement, Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive’s employment, and the Company shall remain bound by the provisions of Section 5 (to the extent that they relate to time periods prior to the date of such termination), and Section 7 except in the case of a termination for Cause pursuant to Section l2.1 (e) or a termination by Executive pursuant to Section 12.1(c).

12.2                           Surrender of Records and Property. Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company; which in any of these cases are in his possession or under his control. Provided, however, that Executive shall be entitled to retain items of sentimental value, copies of which shall be provided to the Company at the request of the Company and at the Company’s expense.

13.                                 Miscellaneous.

13.1                           Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota.

13.2                           Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this agreement which are not set forth herein.

13.3                           Withholding Taxes. The Company may withhold from all salary, bonus, severance pay or other benefits payable under this agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

13.4                           Amendments. No amendment or modification of this agreement shall be deemed effective unless made in writing and signed by the parties hereto.

13.5                           No Waiver. No term or condition of this agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this agreement, except by a statement in writing signed by the party whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than specifically waived.

13.6                           Severability. To the extent any provision of this agreement shall be invalid or unenforceable, it shall be considered deleted here from and the remainder of such provision and of this agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

13.7                           Assignment. This agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party.

13.8                           Injunctive Relief. Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this agreement, including without limitation the provisions of Sections 9, 10, 11 and 12.2. Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this agreement and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

MEDTOX SCIENTIFIC, INC.

By
Its	Richard J. Braun

ATTACHMENT 1

Fringe Benefits:	Health Care - Standard Company Plan
Dental - Standard Company Plan
Flexible Spending Account - Standard Company Plan
Matching 401(k) - up to 6% of Compensation - Standard Company Plan
Car or allowance provided by Company
Club membership at one club of choice
Supplemental LTD/Life Insurance paid by Company
ADD
Training and Development budget of $10,000
Financial Planning/Tax Planning budget of $2,500